Exhibit 4.2

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS WARRANT NOR THE SECURITIES INTO WHICH SUCH SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER OF THE SECURITIES THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER THE SECURITIES ACT. ANY TRANSFEREE OF THIS WARRANT SHOULD CAREFULLY REVIEW THE TERMS OF THIS SECURITY.

Date of Issuance: February 22, 2012

HORIZON PHARMA, INC.

WARRANT TO PURCHASE COMMON STOCK

THIS WARRANT CERTIFIES THAT, for value received, [    ] and its registered permitted assigns (the “Holder”) are entitled to purchase from Horizon Pharma, Inc. (the “Company”), in whole or in part and at the times set forth below, up to [                ] shares (the “Warrant Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), at an exercise price per share of $0.01 (the “Exercise Price”). The number of Warrant Shares into which this Warrant shall be exercisable and the Exercise Price are each subject to adjustment pursuant to the terms of this Warrant. Capitalized terms used herein, but not defined in the body of this Warrant, have the meanings given in Annex I.

1.	Term.

This Warrant shall become exercisable on the Initial Exercisability Date and, subject to the provisions of Sections 2.3 and 4.3(a), shall expire at 5:00 p.m. (New York time) on January 22, 2017 (the “Expiration Time”).

2.	Method of Exercise; Net Exercise; Automatic Exercise; Exercise Limitations.

2.1(a) Method of Exercise. The purchase right represented by this Warrant may be exercised by the Holder, in whole or in part, by:

(i)

the delivery to the Company of an executed notice of exercise, in the form attached hereto as Attachment A (which may be by facsimile), an Investment Representation Statement, in the form attached hereto as Attachment B (which may be by facsimile) and, if required pursuant to Section 2.1(b), the original of this Warrant or a proper Certificate of Loss (collectively, the “Exercise Documents”); and

(ii)	subject to Section 2.2, the payment to the Company, by certified check or wire transfer, of an amount equal to the Exercise Price per share multiplied by the number of Warrant Shares then being purchased (such aggregate amount of money, the “Purchase Price”);

provided that this Warrant shall be exercisable only pursuant to the Conversion Right set forth in Section 2.2 if, on the date of exercise, the Exercise Price is less than the par value per Warrant Share.

(b) Book Entry; Physical Delivery of Warrant. The Holder shall not be required to physically surrender this Warrant upon exercise, unless the Holder is purchasing all of the Warrant Shares obtainable upon exercise of this Warrant. If the Holder is purchasing the full amount of Warrant Shares obtainable upon exercise of this Warrant, the Holder shall, pursuant to Section 2.1(a), (i) physically surrender the original copy of this Warrant or (ii) if the original of this Warrant is lost, deliver to the Company a certification to such effect and an indemnity reasonably satisfactory to the Company (a “Certificate of Loss”). The Holder and the Company shall maintain records showing the number of Warrant Shares purchased hereunder and the dates of such purchases or shall use such other method, reasonably satisfactory to the Company, so as not to require physical surrender of this Warrant upon exercise. The Holder and any assignee, by acceptance of this Warrant or any new Warrant, acknowledge and agree that, by reason of the provisions of this Section 2.1(b), following exercise of any portion of this Warrant, the number of Warrant Shares which may be purchased upon exercise may be less than the number of Warrant Shares set forth on the face hereof. The Holder agrees to furnish to any assignee of this Warrant the Holder’s records showing the number of Warrant Shares previously purchased hereunder and the dates of such purchases, if any.

2.2 Net Exercise. The Holder may elect to exercise all or any portion of this Warrant into Warrant Shares, the aggregate value of which Warrant Shares shall be equal to the value of this Warrant or the portion thereof being converted (the “Conversion Right”). The Conversion Right may be exercised by the Holder by delivery to the Company of the Exercise Documents, together with notice of the Holder’s intention to exercise the Conversion Right. Upon exercise of the Conversion Right, the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X = Y(A - B)

        A

Where	X	=	The number of Warrant Shares to be issued to the Holder upon exercise of its Conversion Right.

	Y	=	The number of Warrant Shares with respect to which the Conversion Right is being exercised.

A	=	The Fair Market Value of one Warrant Share, as determined at the time the Conversion Right is exercised pursuant to this Section 2.2.

B	=	The Exercise Price (as adjusted to the date of such calculation).

2.3 Automatic Exercise. Notwithstanding anything herein to the contrary, to the extent this Warrant remains exercisable, this Warrant shall be deemed to be fully exercised pursuant to the Conversion Right, without the need for any action by the Holder or the Company, immediately prior to the Expiration Time or, if earlier, the termination of this Warrant pursuant to Section 4.3(a); provided, however, that notwithstanding any other provision hereof, the Company may delay the delivery of Warrant Shares until the Holder delivers to the Company an Investment Representation Statement, in the form attached hereto as Attachment B with respect to such exercise.

2.4 Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

2.5 Exercise Mechanics.

(a) Delivery of New Warrant. In the event that this Warrant is being exercised for less than all of the Warrant Shares, at the request of the Holder, the Company shall, promptly after the physical delivery of the original of this Warrant (or a Certificate of Loss) to the Company, issue a new Warrant exercisable for the remaining number of Warrant Shares, and such new Warrant shall be deemed to be an “original” hereof.

(b) Rights as Shareholder. Upon delivery to the Company of the Exercise Documents, together with, if applicable, the aggregate Purchase Price, the Holder shall be deemed to be the holder of record of the applicable number of Warrant Shares, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates or book entries representing such Warrant Shares shall not then be actually delivered to the Holder.

(c) Listing. If any shares of Common Stock required to be reserved for purposes of exercise of this Warrant require listing on the Principal Market before such shares may be issued upon exercise, the Company will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly approved for listing or listed on the Principal Market.

(d) Governmental Filings and Approvals. The Company shall reasonably assist and cooperate with the Holder to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

(e) Taxes and Other Expenses of Exercise. The Company shall pay any and all documentary stamp, duty, registration or similar issue or transfer taxes and expenses payable in respect of the Company’s issuance or delivery of the Warrant Shares, and the issuance of certificates for Warrant Shares shall be made without charge to the Holder for any such taxes or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company.

(f) Delivery of Share Certificates. The Holder exercising its purchase rights in accordance with Section 2.1 or Section 2.2 shall be entitled to receive a certificate for the number of Warrant Shares so purchased. Certificates for shares purchased hereunder shall be delivered to the Holder within three Trading Days after the date on which this Warrant shall have been validly exercised. Such Warrant Shares shall bear an appropriate restrictive legend unless either (i) at the time of such issuance, a registration statement (as defined in the Securities Act) covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is then effective and the Holder delivers to the Company a representation that the Warrant Shares to be issued were transferred pursuant to such effective registration statement and in compliance with the prospectus delivery requirements of the Securities Act; (ii) the Warrant Shares issued upon such exercise are being issued pursuant to a cashless exercise and the Holder delivers to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that such Warrant Shares have been transferred in compliance with Rule 144 under the Securities Act or (iii) the Warrant Shares issued upon such exercise are being issued pursuant to a cashless exercise and the Holder delivers to the Company together with the Exercise Documents an opinion of counsel reasonably satisfactory to the Company to the effect that the Warrant Shares issued upon such exercise are freely transferable without volume and manner of sale restrictions pursuant to Rule 144 under the Securities Act (including in compliance with Rules 144(b)(1)(ii) and 144(d)(1)(ii) under the Securities Act). If any of clauses (i), (ii) or (iii) of the immediately preceding sentence is satisfied at the time of such issuance, and if the Holder shall have so requested in a writing delivered to the Company together with the Exercise Documents, then the Company shall use commercially reasonable efforts to deliver the Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available, provided, that the Company shall have no obligation to change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through the Depository Trust Corporation.

(g) Failure to Deliver Share Certificates. If the Company fails to deliver to the Holder a certificate or certificates representing Warrant Shares, pursuant to this Section 2.5(g) (but subject to Section 2.3) by noon, Eastern Standard Time, on the third Trading Day after the date of the valid exercise of this Warrant, then the Company shall,

(i)	at the option of the Holder, either,

(A)	rescind such exercise and reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored, in lieu of delivering such Warrant Shares and certificates for such Warrant Shares; or

(B)	deliver to the Holder the Warrant Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder; and

(ii)	if after noon, Eastern Standard Time, on such third Trading Day the Holder or the Holder’s brokerage firm purchases shares of the same class and series as the Warrant Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), pay in cash to the Holder the amount by which,

(A)	the Holder’s total purchase price (including brokerage commissions, if any) for the shares so purchased, exceeds

(B)	the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise, by (2) the price at which the sell order giving rise to such purchase obligation was executed.

The Holder shall provide the Company prompt written notice indicating the amounts payable to the Holder in respect of any Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company (a “Buy-In Notice”). The Company shall pay the amounts payable to the Holder in respect of any Buy-In within three Trading Days after the Company’s receipt of the Buy-In Notice.

Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing common shares upon exercise of the Warrant as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored and (ii) receive such Warrant Shares or the value thereof.

3. Stock Fully Paid; Reservation of Warrant Shares; Avoidance of Warrant Terms.

All shares of stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free from all liens and encumbrances with respect to the issue thereof, except for liens and encumbrances imposed upon the Holder and restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that during the period the Warrant is exercisable, it will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the valid exercise of the purchase rights under this Warrant. The Company will take all reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any law or regulation applicable to the Company, or of any requirements of the Principal Market.

The Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will,

(a) not increase the par value of any Warrant Shares above the Exercise Price then in effect;

(b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant; and

(c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

4. Adjustment of Number of Warrant Shares.

The number of and kind of securities and other property purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

4.1 Subdivisions, Combinations and Other Issuances. If the Company shall, at any time after the date hereof and prior to the expiration of this Warrant,

(a) pay a dividend in Common Stock or make a distribution in Common Stock to holders of its outstanding Common Stock;

(b) subdivide its outstanding Common Stock into a greater number of shares;

(c) combine its outstanding Common Stock into a smaller number of shares; or

(d) issue any shares of its capital stock in a reclassification of the Common Stock;

then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which it would have owned or have been entitled to receive had such Warrant been exercised immediately prior to such action. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

4.2 Reclassification, Reorganization and Exchange. Subject to Section 4.3, if the Company shall, at any time after the date hereof and prior to the expiration of this Warrant,

(a) reorganize its capital;

(b) reclassify its capital stock; or

(c) exchange its capital stock;

and such reorganization, reclassification or exchange affects the class and series of capital stock issuable upon exercise of this Warrant immediately prior to such event, then the Holder shall have the right thereafter to receive upon exercise of this Warrant (in lieu of the shares of capital stock otherwise issuable upon exercise of this Warrant), the kind and number of securities and property which it would have owned or have been entitled to receive had this Warrant been exercised immediately prior to such event. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

4.3 Fundamental Transaction.

(a) If the Company engages in a Fundamental Transaction in which the sole consideration is cash or the right to receive cash, this Warrant shall terminate on and as of the closing of such Fundamental Transaction, subject to Section 2.3 hereof. The Company shall provide the Holder with written notice of any proposed Fundamental Transaction described in this Section 4.3(a) not later than 10 Trading Days prior to the closing thereof setting forth the material terms and conditions thereof, and shall provide the Holder with such information respecting such proposed Fundamental Transaction as may reasonably be requested by the Holder, subject to any confidentiality obligations to third parties with respect to such information.

(b) Upon the closing of any Fundamental Transaction other than as particularly described in Section 4.3(a), (i) this Warrant shall thereafter be exercisable for the same kind and number of securities and property which the Holder would have owned or have been entitled to receive had this Warrant been exercised immediately prior to such closing and (ii) the successor or acquiring entity (the “Acquiring Entity”) shall expressly assume all the obligations and liabilities of the Company hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Company) in order to provide for adjustments of Warrant Shares for which this Warrant is exercisable pursuant to clause (i) (disregarding any limitations on exercisability pursuant to Section 1). The foregoing provisions of this Section 4.3(b) shall similarly apply to successive Fundamental Transactions.

4.4 Dividends. If the Company declares or pays a dividend (except for (a) a stock dividend payable in shares of Common Stock and (b) any dividend consisting of rights which are not immediately exercisable and are attached to and not immediately separable from shares of Common Stock, provided that the Company makes provisions for such rights to attach to shares of Common Stock issued thereafter and while such rights remain outstanding (“Non-Separable Rights”)) on its outstanding shares of Common Stock not covered by Section 4.1, Section 4.2, or

Section 4.5 (a “Dividend”), then the Company shall pay to the Holder at the time of payment thereof the Dividend which would have been paid to the Holder had the exercisable portion of this Warrant (disregarding any limitations on exercisability pursuant to Section 1) been fully exercised on a cashless basis immediately prior to the date on which a record is taken for such Dividend, or, if no record is taken, the date as of which the record holders of stock entitled to such dividends are to be determined.

4.5 Purchase Rights. If no adjustment pursuant to this Section 4 would otherwise result, if at any time the Company grants the right to acquire or otherwise offers to all or substantially all holders of record of its outstanding Common Stock on a pro rata basis, shares of Common Stock, Options, Convertible Securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”), the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of the exercisable portion of this Warrant (disregarding any limitations on exercisability pursuant to Section 1) on a cashless basis immediately before the date on which a record is taken for the grant or offer of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant or offer of such Purchase Rights. Anything herein to the contrary notwithstanding, the Holder shall not be entitled to the Purchase Rights granted herein with respect to any Excluded Issuances.

4.6 Adjustment of Exercise Price. Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment (disregarding any limitations on exercisability pursuant to Section 1) and dividing by the number of Warrant Shares or other securities of the Company resulting from such adjustment.

4.7 Notice of Adjustment. (a) When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the holder of such event.

(b) In addition, if at any time:

(i)	the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right;

(ii)

there shall be any capital reorganization of the Company, any reclassification, recapitalization or exchange of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another entity; or

(iii)	there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases to the extent there is not a resulting adjustment to this Warrant or grant of Purchase Rights pursuant to Sections 4.1, 4.2, 4.3, 4.4 or 4.5 or to the extent a stockholder vote is to be solicited for purposes of approving such action, the Company shall give to the Holder (i) at least 10 Trading Days’ prior written notice of the record date for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 10 Trading Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up.

4.8 Investors’ Rights Agreement. This Warrant and all Warrant Shares issuable upon exercise of this Warrant are and shall become subject to, and have the benefit of, the Investors’ Rights Agreement.

5. Fractional Warrant Shares.

No fractional Warrant Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Fair Market Value of one Warrant Share.

6. Transferability of Warrant.

Subject to the restrictions on transferability set forth in the legend endorsed hereon, this Warrant may be transferred or assigned to any Person in whole or in part without the prior consent of the Company, at the address set forth on the signature pages hereto, by the Holder in person or by duly authorized attorney, upon surrender of (a) the original of this Warrant together with an assignment form and (b) any other documentation reasonably necessary to satisfy the Company that such transfer is in compliance with all applicable securities laws; provided, however that the Holder may not sell, transfer, assign, pledge or otherwise dispose of any portion of this Warrant to a third party not affiliated with the Holder with respect to the lesser of (x) 100,000 Warrant Shares (subject to adjustment for stock splits, consolidations and the like) and (y) all remaining Warrant Shares for which this Warrant is then exercisable.

7. No Rights as Stockholder.

Except as expressly set forth in this Warrant, no Holder of this Warrant shall be entitled to vote or be deemed the holder of Common Stock for any purpose, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant has been exercised.

8. Governing Law.

The terms and conditions of this Warrant (including any claim or controversy arising out of or relating to this Warrant) shall be governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

9. Closing of Books.

The Company will not close its stockholder books or records in any manner not in the ordinary course with the primary intention of preventing the timely exercise of this Warrant, pursuant to the terms hereof.

10. Loss, Theft, Destruction or Mutilation of Warrant.

The Company covenants that upon receipt by the Company of a Certificate of Loss, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of such Warrant, and such new Warrant shall be deemed to be an “original” hereof.

11. Representations and Warranties of Holder.

11.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution in violation of the Securities Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Warrant Shares.

11.2 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies similar to the Company and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

11.3 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

11.4 No Registration. Holder understands that this Warrant and the securities issuable upon exercise or conversion hereof have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Warrant Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

12. Miscellaneous.

(a) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Warrant shall be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or via facsimile. Such notices, demands and other communications will be sent to the addresses set forth on the signature pages hereto or such other address or to the attention of such other person (including any transfer agent) as the recipient party shall have specified by prior written notice to the sending party; provided that, the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered or sent by nationally recognized overnight courier or sent via facsimile or (ii) on the third Business Day following the date on which the piece of mail containing such communication is posted if sent by certified or registered mail.

(b) Removal of Legend; Transfer Restrictions. The transfer restrictions imposed by the legend endorsed on this Warrant and/or any Warrant Shares shall cease and terminate (i) when a registration statement (as defined in the Securities Act) covering the resale of the Warrant and /or Warrant Shares, as applicable, and naming the Holder as a selling stockholder thereunder is then effective and the Holder has transferred the Warrant and/or Warrant Shares, as applicable, pursuant to such effective registration statement and in compliance with the prospectus delivery requirements of the Securities Act; (ii) when, in the opinion of counsel reasonably satisfactory to the Company, the Warrant and/or Warrant Shares, as applicable, have been transferred in compliance with Rule 144 under the Securities Act or (iii) when, in the opinion of counsel reasonably satisfactory to the Company, the Warrant and/or Warrant Shares, as applicable, are freely transferable without volume and manner of sale restrictions pursuant to Rule 144 under the Securities Act (including in compliance with Rules 144(b)(1)(ii) and 144(d)(1)(ii) under the Securities Act). Whenever such restrictions shall cease and terminate as to this Warrant or such Warrant Shares, the Holder thereof (or such Holder’s permissible transferee) shall be entitled to receive from the Company, without expense, a new Warrant containing the same terms as this Warrant, or new certificates evidencing such Warrant Shares, in each case not bearing a legend with respect to transfer restrictions, and such new Warrant shall be deemed to be an “original” hereof. The Company shall, within three Business Days after a valid written request therefor, deliver such new Warrants or new certificates evidencing such Warrant Shares, as applicable, to the Holder in accordance with this paragraph; provided, however, that with respect to Warrant Shares as to which the continuing need for any legend has ceased and terminated as provided for in this paragraph, if the Holder shall have so requested in writing, then the Company shall use commercially reasonable efforts to deliver, within three Business Days after a written request therefor, the Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available, provided, that the Company shall have no obligation to change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through the Depository Trust Corporation.

(c) Saturday, Sundays and Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

(d) Non-Waiver and Expenses; Dispute Resolution Fees; Specific Performance. No delay or omission to exercise any right, power, or remedy accruing to the Holder upon any breach or default of the Company under this Warrant shall impair any such right, power, or remedy of the Holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Holder of any breach or default under this Warrant, or any waiver on the part of the Holder of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Warrant. Except as otherwise provided herein, all remedies, either under this Warrant or by law or otherwise afforded to the Holder, shall be cumulative and not alternative. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which such party may be entitled. Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. For the sake of clarity, no party will be entitled to specific performance and monetary damages for the same damage or loss.

(e) Limitation of Liability. No provision hereof, in the absence of the Holder’s exercise (including an automatic exercise pursuant to Section 2.3) of this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, to the extent such liability is asserted by, on behalf of or through the Company.

(f) Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender of the original hereof or a Certificate of Loss by the Holder at the principal office of the Company, for new Warrants of same tenor representing in the aggregate the purchase rights hereunder, and each such new Warrant shall represent such portion of such rights as is designated by the Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the “Warrants” and each shall be deemed to be an “original” hereof.

(g) Successors and Assigns. This Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of the Holders from time to time of this Warrant and shall be enforceable by any such Holder.

(h) Amendment. This Warrant may be modified or amended or the provisions hereof waived only with the written consent of the Company and the Holder.

(i) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(j) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(k) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

(l) CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS WARRANT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH BELOW SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY

OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS WARRANT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(m) Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

(n) No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company and the Holder have duly executed this Warrant on the date first written above.

HORIZON PHARMA, INC.

By:
Name:
Title:
Address:	520 Lake Cook Road, Suite 520
Deerfield, Illinois 60015
Attention: Chief Executive Officer
Fax: (847) 572-1372
Phone: (224) 383-3000

[ ]

By:
Name:
Title:
Address:	[ ]
[ ]
Attention: [ ]
Fax: [ ]
Phone: [ ]

(Signature Page to Warrant)

ATTACHMENT A TO WARRANT

NOTICE OF EXERCISE

TO: Horizon Pharma, Inc.

1. The undersigned hereby elects to purchase              shares of Common Stock of Horizon Pharma, Inc. (the “Company”), pursuant to the terms of the attached Warrant to Purchase Common Stock (the “Warrant”), and tenders herewith payment of the aggregate purchase price of such shares in full as follows:

[ ]	Certified check in the amount of $ payable to order of the Company enclosed herewith

[ ]	Wire transfer of immediately available funds in the amount of $ to the Company’s account

[ ]	Net Exercise pursuant to Section 2.2 of the Warrant

2. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

3. The undersigned represents that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares in violation of the Securities Act of 1933. In support thereof, the undersigned has executed an Investment Representation Statement attached hereto as Attachment B.

Name of Warrantholder:

By:
Name:
Title:

ATTACHMENT B TO WARRANT

INVESTMENT REPRESENTATION STATEMENT

PURCHASER	:

COMPANY	:	Horizon Pharma, Inc.

SECURITY	:

AMOUNT	:

DATE	:

In connection with the purchase of the above-listed securities and underlying stock (the “Securities”), I,                             , the Purchaser, represent to the Company that the representations set forth in Section 11 of the Warrant to which this Investment Representation Statement relates are true and correct as to the undersigned, as if made on the date hereof.

Name of Purchaser:

By:
Name:
Title:

Annex I

Definitions

“Bloomberg” means Bloomberg, L.P.

“Board of Directors” means board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in New York are authorized or obligated by law or executive order to close.

“Closing Bid Price” and “Closing Sales Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sales Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sales Price, as the case may be, of such security on such date shall be the fair market value as determined in good faith by the Board of Directors. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Common Stock” has the meaning given the introductory paragraph to this Warrant; provided that if the class or series of equity securities obtainable upon exercise of this Warrant shall be adjusted pursuant to the terms of this Warrant, Common Stock shall refer to each such class or series of equity securities obtainable upon exercise of this Warrant.

“Convertible Securities” means any stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 4) by the Company after the date hereof of: (a) shares of Common Stock issued upon the exercise of this Warrant; (b) shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) issued directly or upon the exercise of Options to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case authorized by the Board of Directors and issued pursuant to the Company’s 2011 Equity Incentive Plan (including all such shares of Common Stock and Options outstanding prior to the date hereof); (c) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause (b) above) or Convertible Securities issued prior to the date hereof, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof or (d) Non-Separable Rights.

“Fair Market Value” means, for any security as of any date,

(i) if such security is listed on any national or regional stock exchange or a national market system, the Closing Sales Price for the security or the Closing Bid Price if no sales were reported, as quoted on any national or regional stock exchange or a national market system on which the security is listed, for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in The Wall Street Journal or similar publication,

(ii) if such security is regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the security on the date the value is to be determined (or if there are no quoted prices for the date of grant, then for the last preceding business day on which there were quoted prices), and

(iii) otherwise, the value that would be paid by a willing buyer to an unaffiliated willing seller for such security in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company.

“Fundamental Transaction” means the Company’s (a) merger or consolidation with or into another entity, as a result of which the holders of the Company’s outstanding voting securities as of immediately prior to such merger or consolidation hold less than a majority of the outstanding voting securities of the surviving or successor entity as of immediately after such merger or consolidation or (b) sale, transfer or other disposition of all or substantially all its property, assets or business to another person or entity.

“Initial Exercisability Date” means the earlier of (a) 180 days from the date hereof, or (b) the date on which the Company is required to provide a written notice to the Holder pursuant to Section 4.7 hereof.

“Investors’ Rights Agreement” means that certain Investors’ Rights Agreement, dated as of the date hereof, by and among the Company, the original Holder hereof and such other parties as named therein, as such agreement may be amended from time to time.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Market” means, at any time, the principal securities exchange or automated quotation system on which the Common Stock is then listed, quoted or traded at such time.

“Trading Day” means any day on which shares of Common Stock are traded on the Principal Market; provided that “Trading Day” shall not include any day on which shares of Common Stock are scheduled to trade on the Principal Market for less than 4.5 hours or any day that shares of Common Stock are suspended from trading during the final hour of trading on the Principal Market (or if the Principal Market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).